Exhibit 99.1

SOUTHERN UNION COMPANY AMENDED AND RESTAED 2003 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made as of June 27, 2005 between Southern Union Company (the “Corporation”) and the undersigned (the “Holder”). The Compensation Committee of the Board of Directors of the Corporation has authorized the following Restricted Stock Award to the Holder under the Southern Union Company Amended and Restated 2003 Stock and Incentive Plan (the “Plan”), subject to the terms and provisions of the Plan and the additional conditions set forth below. Terms used in this Agreement that are defined in the Plan have the meanings assigned to them in the Plan.

1. The Committee has granted the Holder a Restricted Stock Award consisting of 32,661 shares of Stock (the “Restricted Shares”).

2. Prior to the date the Restricted Shares have vested pursuant to Paragraph 4, the Restricted Shares are not transferable by the Holder, in whole or in part, without the Committee’s approval.

3. The Restricted Shares will be forfeited automatically if, prior to the date the Restricted Shares have vested pursuant to Paragraph 4, the Committee determines that (a) the Holder has engaged in any conduct or act injurious, detrimental or prejudicial to any interest of the Corporation, or (b) the Holder and/or his law firm, Kasowitz, Benson, Torres & Friedman, LLP, fail to provide services of at least an average of 50 hours per month during the period from May through December 2005.

4. Unless previously forfeited under paragraph 3 of this Agreement, the Restricted Shares shall become fully vested and no longer subject to forfeiture upon (a) a Change in Control of the Corporation, (b) the date on which the Holder dies or becomes subject to a Disability or (c) January 2, 2006.

5. The Holder acknowledges receiving a copy of the Plan, the terms of which are incorporated into this Agreement.

SOUTHERN UNION COMPANY AMENDED AND RESTATED 2003 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Page Two

The undersigned parties have executed this Agreement as of the day and year first above written.

SOUTHERN UNION COMPANY

 By:      /S/ DAVID J. KVAPIL

 Title:_Executive Vice President and
          Chief Financial Officer

  /S/         ERIC D. HERSCHMANN
 Eric D. Herschmann